UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2018

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36364	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

Special Meeting of Stockholders

On October 8, 2018, the Company held a special meeting of stockholders. Stockholders considered one proposal as described in the Company’s proxy statement filed on August 24, 2018. The final results of the voting on the matter submitted to stockholders at the special meeting are set forth below.

Proposal 1. The stockholders approved the proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur, by the vote shown below.

The vote on the proposal was as follows:

Votes “For”	Votes “Against”	Abstentions	Broker Non-Votes
39,627,375	483,522	193,017	0

Item 8.01	Other Events

The Company previously announced that its board of directors, including a “required majority” (as defined in Section 57(o) of the Investment Company Act of 1940, as amended (the “1940 Act”)), approved the application of the minimum asset coverage ratio of 150% to the Company, which would have become effective August 1, 2019. However, as a result of the stockholder approval at the Special Meeting and subject to certain additional disclosure requirements, the minimum asset coverage ratio applicable to the Company for purposes of the 1940 Act leverage limitation will be 150% effective October 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)

Date: October 9, 2018	By:	/s/ Ian Simmonds
Ian Simmonds
Chief Financial Officer